                                                          EXHIBIT 99

                                                   SOLUTIA INC.
                               COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                              (DOLLARS IN MILLIONS)

                                                                                                    NINE MONTHS
                                                                                                       ENDED
                                   1999        2000         2001        2002         2003        SEPTEMBER 30, 2004
                                   -----       -----       ------       -----       ------       ------------------
Income (loss) from continuing
  operations, before income taxes
  and equity earnings (loss) from
  affiliates(1)..................  $ 262       $  (5)      $ (111)      $ (32)      $ (482)            $ (181)

Add:
    Fixed charges................     62          85           83          98          131                101
    Amortization of capitalized
      interest...................      7           7            7           7            6                  5
    Dividends from affiliated
      companies..................     60          45           30          25           --                 --

Less:
    Interest capitalized.........    (13)        (17)          (2)         (1)          (1)                (1)
                                   -----       -----       ------       -----       ------             ------
        Income as adjusted.......  $ 378       $ 115       $    7       $  97       $ (346)            $  (76)
                                   =====       =====       ======       =====       ======             ======

Fixed charges:
    Interest expensed and
      capitalized................     53          73           72          85          121                 94
    Estimate of interest within
      rental expense.............      9          12           11          13           10                  7
                                   -----       -----       ------       -----       ------             ------
        Fixed charges............  $  62       $  85       $   83       $  98       $  131             $  101
                                   =====       =====       ======       =====       ======             ======

Ratio of Earnings to Fixed
  Charges(2).....................   6.10        1.35         0.08        0.99        (2.64)             (0.75)

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(1) Includes restructuring and other items of $94 for the nine months ended September 30, 2004; $343 for the year ended December 31, 2003, $17 for the year ended December 31, 2002; $86 for the year ended December 31, 2001; $107 for the year ended December 31, 2000; and $61 for the year ended December 31, 1999.

(2) Earnings for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002, and 2001, would have to be $177, $477, $1 and $76 higher, respectively, in order to achieve a one-to-one ratio.
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